Exhibit 99.1

The Vita Coco Company Reports Second Quarter 2024 Financial Results

Net Sales Increased 3% to $144 million with Vita Coco Coconut Water Growth of 4%
Net Income Increased $1 million to $19 million and Non-GAAP Adjusted EBITDA1 Increased $8 million to $32 million

Circana US scan data MULO+C, Vita Coco Coconut Water grew 14%

Company Reaffirms Full Year Guidance
Expects Net Revenue between $500-$510 million and Adjusted EBITDA2 between $76-$82 million

NEW YORK, NY – July 31, 2024 – The Vita Coco Company, Inc. (NASDAQ:COCO) (“Vita Coco” or “the Company”), a leading high-growth platform of better-for-you beverage brands, today announced financial results for the second quarter ended June 30, 2024.

Second Quarter and Year-To-Date 2024 Highlights

•Net sales grew 3% in the second quarter to $144 million and 3% year-to-date to $256 million.
•Vita Coco Coconut Water net sales growth of 4% in the second quarter and 3% year-to-date.
•Gross profit was $59 million in the second quarter, an increase of $8 million and $106 million year-to-date, an increase of $21 million.
•Gross Margin was 41% of net sales in the second quarter compared to 37% of net sales, and 41% of net sales year-to-date as compared to 34% of net sales.
•Net income was $19 million, in the second quarter compared to net income of $18 million, and year-to-date was $33 million compared to $25 million.
•Net income per diluted share was $0.32 in the second quarter compared to $0.31, and was $0.57 per diluted share year-to-date compared to $0.42.
•Non-GAAP Adjusted EBITDA1 was $32 million compared to $24 million for the second quarter. Year-to-date Non-GAAP Adjusted EBITDA1 was $53 million, compared to $33 million.

Michael Kirban, the Company's Co-Founder and Executive Chairman, stated, "I am very proud of our team and the strong financial performance that we delivered in the second quarter. Our focus and investment to expand consumption occasions for coconut water contributed to strong performance for the category and for our flagship Vita Coco Coconut Water brand, which year-to-date has grown 11% in dollar sales in Circana US MULO+C measured channels. Importantly, during the quarter, we saw growth rate acceleration in the US retail scan data for our brand which grew 14%. The organization's ability to drive brand growth through strong retail execution and creative marketing programs, while continuing to improve profitability and cash generation at the same time, is something that every member of the team should be proud of. The coconut water category remains very healthy and one of the fastest growing categories in US beverages. Our team continues to deliver strong results at retail across our major markets. We remain committed to continuing to grow the coconut water category, and I could not be more excited for what is to come."

Martin Roper, the Company’s Chief Executive Officer, said, “We are pleased with this quarter's results of 3% net sales growth and with our scan data growth, despite inventory challenges due to delays in product shipments caused by temporary headwinds in ocean freight availability and transit times. Our second quarter branded net sales were up, while private label was down slightly, as strong private label coconut water growth was partially offset by the previously communicated expected decrease in our private label coconut oil shipments. Net income of $19 million, and Adjusted EBITDA1 of $32 million, benefited from improved gross margins, driven primarily by lower transportation costs than last year. Based on a continuation of current trends, we are reaffirming our full year guidance, and we expect the flow of product should allow us to rebuild retail and distributor inventories to more normal levels by the end of the year, which we believe sets us up for a strong 2025. We remain focused on driving long term growth of the coconut water category and our brands."

Second Quarter 2024 Consolidated Results
Net sales increased $4 million, or 3%, to $144 million for the second quarter ended June 30, 2024, compared to $140 million in the prior year period. The increase in net sales was driven by improved volume and net pricing of Vita Coco Coconut Water and growth in private label case equivalent ("CE") volume, which were partially offset by price/mix impacts from private label products.

Gross profit was $59 million for the second quarter of 2024, compared to $51 million in the prior year period. Gross margin of 41% in the second quarter of 2024 increased from 37% in the prior year period. Gross profit increase was driven by gross margin improvement due primarily to decreased finished goods and transportation costs, increased Vita Coco Coconut Water pricing, price/mix effects in private label, and increased net sales.

Selling, general and administrative ("SG&A") expenses in the second quarter of 2024 were $29 million, compared to $30 million in the prior year period. The decrease was largely due to the timing of marketing investments which was partially offset by higher year on year personnel expenses.

Net income was $19 million, or $0.32 per diluted share, for the second quarter of 2024, compared to net income of $18 million, or $0.31 per diluted share, in the prior year period. Net income benefited from strong gross profit growth and slightly lower SG&A expense.

Non-GAAP Adjusted EBITDA1 for the second quarter of 2024 was $32 million, compared to $24 million in the prior year period. The increase in Adjusted EBITDA1 was primarily driven by gross profit improvement resulting primarily from improved finished goods and transportation costs, higher Vita Coco Coconut Water net pricing, price/mix effects in private label, and increased net sales.

Balance Sheet

As of June 30, 2024, the Company had cash and cash equivalents of $150 million, compared to $133 million as of December 31, 2023. There was no debt as of June 30, 2024 and December 31, 2023. Inventories as of June 30, 2024 totaled $45 million. On June 30, 2024, there were 56,775,369 shares of common stock outstanding.

On October 30, 2023, the Company's Board of Directors approved a share repurchase program authorizing the Company to repurchase up to $40 million of the Company's common stock. As of June 30, 2024, and to date, the Company has repurchased a total of 421,544 shares for an aggregate value of $10 million at an average share price of $23.72 with no shares repurchased during the most recent quarter.
Fiscal Year 2024 Full Year Outlook
The Company is reaffirming its full year guidance:
•Expect 2024 net sales to be between $500 million and $510 million, with projected Vita Coco Coconut Water and private label coconut water volume growth, being offset by expected decreases in private label coconut oil business and price/mix effects.
•Full year gross margin expected to be between 37% and 39%, with recent increases on certain ocean freight routes expected to adversely affect gross margins in the second half. This impact is expected to be most severe in the fourth quarter.
•SG&A expenses expected to be approximately flat to up slightly versus 2023.
•Forecasting Adjusted EBITDA in the range of $76 million to $82 million.2
Uncertainty and instability of the current operating environment, global economies, and geopolitical landscape could affect this outlook and our future results.
Footnotes:

(1)Adjusted EBITDA represents earnings before interest, taxes, depreciation, and amortization as adjusted for certain items as set forth in the reconciliation table of U.S. GAAP to non-GAAP information and is a measure calculated and presented on the basis of methodologies other than in accordance with GAAP. Please refer to the Non-GAAP Financial Measures herein for further discussion and reconciliation of this measure to GAAP measures.
(2)GAAP Net Income 2024 outlook is not provided due to the inherent difficulty in quantifying certain amounts due to a variety of factors including the unpredictability in the movement in foreign currency rates, as well as future charges or reversals outside of the normal course of business.
Conference Call and Webcast Details
The Vita Coco Company will host a conference call and webcast at 8:30 a.m. ET today to discuss these results. To participate in the live earnings call and question and answer session, please register at https://register.vevent.com/register/BI8d315f452cbc496f9c6ab056102b481f and dial-in information will be provided directly to you. A slide presentation to support the webcast, and the live audio webcast will be accessible in the “Events” section of the Company’s Investor Relations website at https://investors.thevitacococompany.com. An archived replay of the webcast will be available shortly after the live event has concluded.
About The Vita Coco Company
The Vita Coco Company is a family of brands on a mission to reimagine what’s possible when brands deliver healthy, nutritious, and great tasting products that are better for consumers and better for the world. This includes its flagship coconut water brand Vita Coco, sustainably packaged water Ever & Ever, and protein-infused water PWR LIFT. The Company was co-founded in 2004 by Michael Kirban and Ira Liran and is a public benefit corporation and Certified B Corporation. Vita Coco, the principal brand within the Company’s portfolio, is the leading coconut water brand in the U.S. With electrolytes, nutrients, and vitamins, coconut water has become a top beverage choice among consumers after a workout, in smoothies, as a cocktail mixer, after a night out, and more.
Contacts

Investor Relations:
ICR, Inc.
investors@thevitacococompany.com
Non-GAAP Financial Measures
In addition to disclosing results determined in accordance with U.S. GAAP, the Company also discloses certain non-GAAP results of operations, including, but not limited to, Adjusted EBITDA, that include certain adjustments or exclude certain charges and gains that are described in the reconciliation table of U.S. GAAP to non-GAAP information provided at the end of this release. These non-GAAP measures are a key metric used by management and our board of directors to assess our financial performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance and because we believe it is useful for investors to see the measures that management uses to evaluate the Company. In addition, we believe the presentation of these measures is useful to investors for period-to-period comparisons of results as the items described below in the reconciliation tables do not reflect ongoing operating performance.
These measures are not in accordance with, or an alternative to, U.S. GAAP, and may be different from non-GAAP measures used by other companies. In addition, other companies, including companies in our industry, may calculate such measures differently, which reduces its usefulness as a comparative measure. Investors should not rely on any single financial measure when evaluating our business. This information should be considered as supplemental in nature and is not meant as a substitute for our operating results in accordance with U.S. GAAP. We recommend investors review the U.S. GAAP financial measures included in this earnings release. When viewed in conjunction with our U.S. GAAP results and the accompanying reconciliations, we believe these non-GAAP measures provide greater transparency and a more complete understanding of factors affecting our business than U.S. GAAP measures alone.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including but not limited to, statements regarding our future financial and operating performance, including our GAAP and non-GAAP guidance, our strategy, projected costs, prospects, expectations, plans, objectives of management, supply chain predictions, customer and supplier relationships, and expected net sales and category share growth.

The forward-looking statements in this release are only predictions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. Forward-looking statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Forward-looking statements involve a number of risks, uncertainties or other factors beyond the Company’s control. These factors include, but are not limited to, those discussed under the caption “Risk Factors” in our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and our other filings with the U.S. Securities and Exchange Commission ("SEC") as such factors may be updated from time to time and which are accessible on the SEC’s website at www.sec.gov and the Investor Relations page of our website at https://investors.thevitacococompany.com. Any forward-looking statements contained in this press release speak only as of the date hereof and accordingly undue reliance should not be placed on such statements. We disclaim any obligation or undertaking to update or revise any forward-looking statements contained in this press release, whether as a result of new information, future events or otherwise, other than to the extent required by applicable law.

Website Disclosure

We intend to use our websites, vitacoco.com and investors.thevitacococompany.com, as a means for disclosing material non-public information and for complying with the SEC's Regulation FD and other disclosure obligations.

THE VITA COCO COMPANY, INC.
CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except share data)

	June 30, 2024	December 31, 2023
Assets
Current assets:
Cash and cash equivalents	$150,103	$132,537
Accounts receivable, net of allowance of $2,992 at June 30, 2024, and $2,486 at December 31, 2023	78,891	50,086
Inventory	45,457	50,757
Supplier advances, current	1,381	1,521
Derivative assets	140	3,876
Prepaid expenses and other current assets	24,651	24,160
Total current assets	300,623	262,937
Property and equipment, net	2,231	2,136
Goodwill	7,791	7,791
Supplier advances, long-term	2,907	2,820
Deferred tax assets, net	6,745	6,749
Right-of-use assets, net	897	1,406
Other assets	1,842	1,843
Total assets	$323,036	$285,682
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$20,651	$21,826
Accrued expenses and other current liabilities	64,188	59,533
Notes payable, current	10	13
Derivative liabilities	5,965	1,213
Total current liabilities	90,814	82,585
Notes payable, long-term	8	13
Other long-term liabilities	208	647
Total liabilities	$91,030	$83,245
Stockholders’ equity:
Common stock, $0.01 par value; 500,000,000 shares authorized; 63,403,113 and 63,135,453 shares issued at June 30, 2024 and December 31, 2023, respectively 56,775,369 and 56,899,253 shares outstanding at June 30, 2024 and December 31, 2023, respectively	634	631
Additional paid-in capital	166,863	161,414
Retained earnings	134,073	100,742
Accumulated other comprehensive loss	(628)	(649)
Treasury stock, 6,627,744 shares at cost as of June 30, 2024, and 6,236,200 shares at cost as of December 31, 2023.	(68,936)	(59,701)
Total stockholders’ equity	232,006	202,437
Total liabilities and stockholders’ equity	$323,036	$285,682

THE VITA COCO COMPANY, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except for share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Net sales	$144,116	$139,645	$255,814	$249,404
Cost of goods sold	85,379	88,551	149,900	164,649
Gross profit	58,737	51,094	105,914	84,755
Operating expenses
Selling, general and administrative	28,756	30,249	56,974	57,206
Income (Loss) from operations	29,981	20,845	48,940	27,549
Other income (expense)
Unrealized gain/(loss) on derivative instruments	(5,963)	988	(8,488)	2,201
Foreign currency gain/(loss)	(136)	170	(78)	781
Interest income	1,627	268	3,150	281
Interest expense	—	(15)	—	(30)
Total other income (expense)	(4,472)	1,411	(5,416)	3,233
Income before income taxes	25,509	22,256	43,524	30,782
Income tax expense	(6,416)	(4,269)	(10,193)	(6,090)
Net income	$19,093	$17,987	$33,331	$24,692
Net income per common share
Basic	$0.34	$0.32	$0.59	$0.44
Diluted	$0.32	$0.31	$0.57	$0.42
Weighted-average number of common shares outstanding
Basic	56,705,220	56,325,013	56,647,393	56,186,727
Diluted	59,235,211	58,854,063	58,990,921	58,103,502

THE VITA COCO COMPANY, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands)

	Six Months Ended June 30,
	2024	2023
Cash flows from operating activities:
Net income	$33,331	$24,692
Adjustments required to reconcile net income to cash flows from operating activities:
Depreciation and amortization	344	340
(Gain)/loss on disposal of equipment	13	(1)
Bad debt expense	(204)	177
Unrealized (gain)/loss on derivative instruments	8,488	(2,201)
Stock-based compensation	4,508	4,264
Noncash lease expense	508	561
Changes in operating assets and liabilities:
Accounts receivable	(28,761)	(46,605)
Inventory	5,254	27,253
Prepaid expenses, net supplier advances, and other assets	(204)	2,769
Accounts payable, accrued expenses, and other liabilities	3,375	14,822
Net cash provided by (used in) operating activities	26,652	26,071
Cash flows from investing activities:
Cash paid for property and equipment	(414)	(487)
Proceeds from sale of property and equipment	—	5
Net cash used in investing activities	(414)	(482)
Cash flows from financing activities:
Proceeds from exercise of stock awards	681	2,717
Cash received (paid) on notes payable	(8)	(12)
Cash paid to acquire treasury stock	(9,235)	—
Net cash provided by (used in) financing activities	(8,562)	2,705
Effects of exchange rate changes on cash and cash equivalents	(106)	371
Net increase/(decrease) in cash and cash equivalents	17,570	28,665
Cash, cash equivalents and restricted cash at beginning of the period (1)	132,867	19,629
Cash, cash equivalents and restricted cash at end of the period (1)	150,437	48,294
1 Includes $334 and $326 of restricted cash as of June 30, 2024 and 2023, respectively, that were included in other current assets.

RECONCILIATION FROM GAAP NET INCOME TO NON-GAAP ADJUSTED EBITDA

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
	(in thousands)		(in thousands)
Net income	19,093	17,987	$33,331	$24,692
Depreciation and amortization	182	175	344	340
Interest income	(1,627)	(268)	(3,150)	(281)
Interest expense	—	15	—	30
Income tax expense	6,416	4,269	10,193	6,090
EBITDA	24,064	22,178	40,718	30,871
Stock-based compensation (a)	2,399	2,102	4,508	4,264
Unrealized (gain)/loss on derivative instruments (b)	5,963	(988)	8,488	(2,201)
Foreign currency (gain)/loss (b)	136	(170)	78	(781)
Secondary Offering Costs (c)	(324)	856	(324)	856
Adjusted EBITDA	$32,238	$23,978	$53,468	$33,009
(a)Non-cash charges related to stock-based compensation, which vary from period to period depending on volume and vesting timing of awards and forfeitures. We adjusted for these charges to facilitate comparison from period to period.
(b)Unrealized gains or losses on derivative instruments and foreign currency gains or losses are not considered in our evaluation of our ongoing performance.
(c)Reflects other non-recurring expense/(income) related to costs associated with two secondary offerings in which Verlinvest Beverages SA sold shares of the Company in an underwritten public offering that closed on May 26, 2023 and a block trade that was executed on November 9, 2023. The amounts for the three and six months ended June 30, 2023 relate to costs for the May 26, 2023 offering. The amounts for the three and six months ended June 30, 2024 relate to an expense waiver of certain costs incurred during the November 9, 2023 block trade. The Company did not receive any proceeds from the sale of the shares.

SUPPLEMENTAL INFORMATION

	NET SALES
	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2024	2023	2024	2023
Americas segment
Vita Coco Coconut Water	$98,494	$95,004	$168,016	$164,142
Private Label	23,135	24,059	47,408	49,109
Other	2,873	2,200	5,169	4,784
Subtotal	$124,502	$121,263	$220,593	$218,035
International segment
Vita Coco Coconut Water	$13,952	$12,720	$23,617	$22,278
Private Label	4,816	5,053	9,968	7,719
Other	846	609	1,636	1,372
Subtotal	$19,614	$18,382	$35,221	$31,369
Total net sales	$144,116	$139,645	$255,814	$249,404

	COST OF GOODS SOLD & GROSS PROFIT
	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2024	2023	2024	2023
Cost of goods sold
Americas segment	$72,295	$76,155	$127,514	$143,777
International segment	13,084	12,396	22,386	20,872
Total cost of goods sold	$85,379	$88,551	$149,900	$164,649
Gross profit
Americas segment	$52,208	$45,109	$93,080	$74,258
International segment	6,529	5,985	12,834	10,497
Total gross profit	$58,737	$51,094	$105,914	$84,755
Gross margin
Americas segment	41.9%	37.2%	42.2%	34.1%
International segment	33.3%	32.6%	36.4%	33.5%
Consolidated	40.8%	36.6%	41.4%	34.0%

	VOLUME (CE)
	Percentage Change - Three Months Ended June 30, 2024 vs. 2023
	Americas	International	Total
Vita Coco Coconut Water	1.3%	5.0%	1.9%
Private Label	10.6%	13.7%	11.2%
Other	14.0%	7.2%	13.5%
Total volume (CE)	3.4%	7.3%	4.0%

	Percentage Change - Six Months Ended June 30, 2024 vs. 2023
	Americas	International	Total
Vita Coco Coconut Water	(0.6)%	(1.2)%	(0.7)%
Private Label	7.1%	34.7%	11.7%
Other	(7.0)%	(8.5)%	(7.1)%
Total volume (CE)	1.0%	7.5%	2.0%
Note: A CE is a standard volume measure used by management which is defined as a case of 12 bottles of 330ml liquid beverages or the same liter volume of oil.
*International Other excludes minor volume that is treated as zero CE